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                                     CHARTER

                                       OF

                                ALLIED FIRST BANK


         For the purpose of organizing a Bank to carry on the business of banking under the laws of the State of Illinois, the undersigned do enter into the following Artices:

         FIRST.  The title of this Bank shall be Allied First Bank, sb

         SECOND. The Main Office of the Bank shall be in Naperville, Illinois, County of DuPage, State of Illinois. The general business of the Bank shall be conducted at its main office and its branches and facilities.



         THIRD. The duration of existence of the Bank shall be perpetual.

         FOURTH. The initial number of the members of the board of directors of the Bank Shall be six.

         Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless the directors resign or are removed from office.

         FIFTH. The authorized and issued capital stock of this Bank is 714,200 shares of common stock of the par value of one dollar ($1.00) each.

         SIXTH. The Bank is authorized to issue all deposit accounts authorized by law and in an unlimited amount.

         SEVENTH. The Bank shall indemnify its officers, directors and employees to the fullest extent permitted by applicable Illinois law.



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   In witness whereof, we have hereunto set our hands this   day of      , 2001.
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